As filed with the Securities and Exchange Commission on June 30, 2010
Registration No. 333-154878
333-125015
333-125013
333-117758
333-56317
333-56313

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
To
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMERICAN HOMEPATIENT, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	27-2457306 (I.R.S. Employer Identification No.)

5200 Maryland Way, Suite 400 Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip code)

American HomePatient, Inc. 1995 Nonqualified Stock Option Plan for Directors, as amended
American HomePatient, Inc. 1991 Nonqualified Stock Option Plan, as amended
(Full title of plans)

* See explanatory note on following page
Stephen L. Clanton
Executive Vice President and Chief Executive Officer
American HomePatient, Inc.
5200 Maryland Way, Suite 400
Brentwood, Tennessee 37207
(Name and address of agent for service)
(615) 221-8884
(Telephone number, including area code, of agent for service)
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to be Registered	Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, $0.01 par value per share	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333-154878, 333-125015, 333-125013, 333-117758, 333-56317 and 333-56313). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

This Post-Effective Amendment No. 1 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE
On June 30, 2010, American HomePatient, Inc., a Delaware corporation (“AHP”), completed its reincorporation in the State of Nevada from the State of Delaware (the “Reincorporation”). The Reincorporation was completed pursuant to an Agreement and Plan of Merger, dated as of May 21, 2010 (the “Merger Agreement”), between AHP, AHP NV Corp., a Nevada corporation and wholly-owned subsidiary of AHP (“AHP Nevada,” the “Company” or the “Registrant”), and AHP DE Merger Corp. The Board of Directors of AHP approved the Reincorporation and the Merger Agreement by written consent on May 21, 2010 and the shareholders of AHP approved the Reincorporation and the Merger Agreement at the annual stockholders meeting of AHP held on June 30, 2010. Company is deemed to be the successor issuer of AHP, under Rule 12g-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Company, as the successor issuer of AHP, is filing this Post-Effective Amendment No. 1 to Registration Statements on Form S-8, File Nos. 333-154878, 333-125015, 333-125013, 333-117758, 333-56317 and 333-56313 (the “Registration Statements”), pursuant to Rule 414 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), solely to update the Registration Statements as a result of the Reincorporation.
In connection with the Reincorporation, Company assumed the American HomePatient, Inc. 1995 Nonqualified Stock Option Plan for Directors, as amended and the American HomePatient, Inc. 1991 Nonqualified Stock Option Plan, as amended. At the effective time of the Reincorporation, each outstanding option to purchase shares of AHP’s common stock, par value $0.01 per share (“AHP Common Stock”), was converted into an option to purchase the same number of shares of AHP Nevada’s common stock, par value $0.01 per share (“AHP Nevada Common Stock”), with no changes in the option exercise price or other terms and conditions of such options.
In accordance with paragraph (d) of Rule 414 promulgated under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, as successor issuer to AHP pursuant to Rule 12g-3 promulgated under the Exchange Act, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act, including, but not limited to, AHP’s most recent Annual Report on Form 10-K. The applicable registration fees were paid at the time of the original filings of the Registration Statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, which have been filed with or furnished to the SEC by the Registrant or AHP, are incorporated herein by reference and made a part hereof:
     1. AHP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 4, 2010;
     2. AHP’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 25, 2010;
     3. AHP’s Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed with the SEC on May 6, 2010;
     4. AHP’s Current Reports on Form 8-K, filed with the SEC on January 15, 2010, February 16, 2010, March 5, 2010, March 15, 2010, April 15, 2010, April 28, 2010, May 6, 2010, May 26, 2010, and the Registrant’s Current Report on Form 8-K, filed with the SEC on June 30, 2010; and
     5. The description of American HomePatient, Inc. Common Stock contained in AHP’s Registration Statement on Form S-2 filed with the SEC on February 17, 1995, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are part hereof from the date of filing such documents. A report on Form 8-K furnished to the SEC shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
You may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address or telephone number:
American HomePatient, Inc.
5200 Maryland Way, Suite 400
Brentwood, Tennessee 37027
(615) 221-8884
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     None.
Item 6. Indemnification of Directors and Officers
     The Registrant’s Articles of Incorporation permit the Registrant to indemnify officers and directors to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented (but in the case of any such amendment or supplement, only to the extent that such amendment or supplement permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment or supplement), indemnify any and all directors and officers whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The Registrant may also purchase director and officer liability insurance.
Item 8. Exhibits

Exhibit
Number	Description

4.1	Articles of Incorporation of the Company (1)

4.2	Certificate of Amendment to the Articles of Incorporation of the Company (2)

4.3	Bylaws of the Company (3)

5.1	Opinion of Harwell Howard Hyne Gabbert & Manner, P.C.*

23.1	Consent of KPMG LLP*

*	Filed herewith

(1)	Previously filed as Appendix B to AHP’s Proxy Statement on Form DEF 14-A, filed May 25, 2010.

(2)	Previously filed as an exhibit to AHP’s Current Report on Form 8-K, filed June 30, 2010.

(3)	Previously filed as Appendix C to AHP’s Proxy Statement on Form DEF 14-A, filed May 25, 2010.
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 30th day of June, 2010.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Joseph F. Furlong, III and Stephen L. Clanton, and each of them acting individually, as his or her attorney-in-fact, for him or her in any and all capacities, to sign this Post Effective Amendment to Registration Statements on Form S-8, and any amendments (including post-effective amendments) to said Registration Statements and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Joseph F. Furlong, III Joseph F. Furlong, III	President and Chief Executive Officer (Principal Executive Officer)	June 30, 2010

/s/ Robert L. Fringer Robert L. Fringer	Senior Vice President, Controller, and Principal Accounting Officer	June 30, 2010

/s/ Stephen L. Clanton Stephen L. Clanton	Chief Financial Officer	June 30, 2010

/s/ Henry J. Blackstock Henry J. Blackstock	Director	June 30, 2010

/s/ William C. O’Neil William C. O’Neil	Director	June 30, 2010

/s/ Donald R. Millard Donald R. Millard	Director	June 30, 2010

/s/ W. Wayne Woody W. Wayne Woody	Director	June 30, 2010